Exhibit 99.6

Glossary of Selected Terms

The following abbreviations and definitions are terms commonly used in Vertex Nevada’s filings with the Securities and Exchange Commission:

No. 2 Oil - A high sulfur diesel oil, which is used in off-road equipment and in the marine industry such as tug boats and ships. It is also used to blend fuel oil and has multiple applications to fuel furnaces (“boilers”). It is a low viscosity, flammable liquid petroleum product.

No. 6 Oil - A lesser grade of oil than No. 2 oil, it is used only in certain applications.

Asphalt Flux - Also called asphalt extender or blowdown, asphalt flux is a by-product of re-refining used oil suitable for blending with bitumen or asphalt to form a product of greater fluidity or softer consistency. It is a thick, relatively nonvolatile fraction of petroleum used as flux. It is a derivative, nearly or completely solid at room temperature, of certain crude oils. This black, tarry material usually comes from vacuum residue. It has several industrial applications. Pavers heat it to liquid form and mix it in gravel to make road surface materials called “blacktop,” “madcadam,” “tarmac,” or “asphalt.” Builders use it to make and join bricks, to coat roofs, and to form shingles. It glues together various manufactured goods.

Black Oil - Any used or unused petroleum or synthetic oil that is dark in color and heavier than diesel. Examples of black oil include used motor oil, No. 6 fuel oil, marine cutterstock, gasoil, and other residual fuel oil.

Blender - An entity that combines various petroleum distillates to make a finished product that meets the applicable customer’s specification. In this combining process, each hydrocarbon stream is analyzed through a distillation cure as well as other testing to help ensure the quality of product is met. Through this process, each stream is blended into a specific product, including gasoline, No. 2 oil, marine diesel and fuel oils.

Blendstock - A bulk liquid component combined with other materials to produce a finished petroleum product.

Cutterstock - Fuel oil used as a blending agent for other fuels to, for example, lower viscosity.

Distillate Fuel - A general classification for one of the petroleum fractions or cuts produced in conventional distillation operations; includes marine diesel oil and diesel fuels.

Marine Diesel Oil - A blend of petroleum products that is used as a fuel in the marine industry.

Pygas (pyrolysis gasoline) - An aromatics-rich gasoline stream produced in sizeable quantities by an ethylene plant. These plants are designed to crack a number of feedstocks, including ethane, butane, propane, butane, naphtha, and gasoil.  Pygas can serve as a high-octane blendstock for motor gasoline or as a feedstock for an aromatics extraction unit.

Re-Refining - A process involving extensive physical and chemical treatment of used motor oil to yield a high quality marine diesel oil or lubricant base stock comparable to a virgin lubrication oil product.

Refining - The process of purification of a substance. The refining of liquids is often accomplished by distillation or fractionation. Gases can be refined in this way as well, by being cooled and/or compressed until they liquefy. Gases and liquids can also be refined by extraction with a selective solvent that dissolves away either the substance of interest, or the unwanted impurities.

Toll Processing/Third Party Processing - Refining or petrochemicals production done on a fee basis. A plant owner puts another party’s feedstock through his equipment and charges for this service. A portion of the product retained by the processor may constitute payment. This form of compensation occurs frequently in refining because the feedstock supplier often is interested in retaining only one part of the output slate.

Transmix - A mix of transportation fuels, usually gasoline and diesel, created by mixing different specification products during pipeline transportation, stripping fuels from barges and bulk fuel terminals. Transmix processing plants distill the transmix back into specification products, such as unleaded gasoline and diesel fuel.

Used Oil - Any oil that has been refined from crude oil, or any synthetic oil that has been used, and as a result of use or as a consequence of extended storage or spillage has been contaminated with physical or chemical impurities. Examples of used oil include used motor oil, hydraulic oil, transmission fluid, and diesel and transformer oil.

VGO -Vacuum Gas Oil ( also known as cat feed)- a feedstock for a fluid catalytic cracker typically found in a crude oil refinery and used to make gasoline No. 2 oil and other byproducts.